UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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MORGANS HOTEL GROUP CO.

(Name of Registrant as Specified in Its Charter)

OTK ASSOCIATES, LLC

JOHN DOUGHERTY

JASON TAUBMAN KALISMAN

MAHMOOD KHIMJI

JONATHAN LANGER

ANDREA OLSHAN

MICHAEL OLSHAN

ROBERT S. TAUBMAN

PARAG VORA

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On May 31, 2013, OTK Associates issued the following press release:

OTK ASSOCIATES ISSUES LETTER TO MORGANS HOTEL GROUP STOCKHOLDERS

NEW YORK, May 31, 2013 – OTK Associates LLC, the largest shareholder of Morgans Hotel Group Co. (Nasdaq: MHGC) with 13.9% of the outstanding common stock of the company, today issued a letter to Morgans Hotel Group stockholders.

The full text of the letter follows:

May 31, 2013

Dear Fellow Stockholders,

OTK Associates, LLC (“OTK”), the largest stockholder of Morgans Hotel Group Co. (“Morgans”) is seeking your support to elect its seven highly qualified and independent directors to the Morgans board of directors at the company’s upcoming annual meeting of stockholders to be held on June 14, 2013.

THE CURRENT BOARD REMAINS LONG ON PROMISES,

BUT SHORT ON EXECUTION

We urge you to focus on the facts. The company’s May 29, 2013 stockholder letter and May 30, 2013 presentation make the same tired, un-kept promises and lack comparative peer analysis, historical performance, or an SG&A discussion. Curiously, the company removed multiple slides specifically addressing management compensation structure in a revised presentation filed today. After a close examination of the company’s materials, we believe you will agree that the current directors haven’t earned your vote or your trust.

FOCUS ON THE FACTS

Morgans’ management and board strain their credibility with their track record of making promises they haven’t kept. For example:

Topic	Date	Words	Facts
Earnings	Statements made in eight of the last nine earnings report press releases	Chief Executive Officer Michael Gross repeatedly tells stockholders that Morgans expects to increase shareholder value over the long-term.	The company’s stock price
has declined from $9.50 per
share on March 21, 2011,
the day Michael Gross was
appointed CEO, to $4.49
per share on June 1, 2012,
and remained under $6.00
per share until after OTK
announced its intention to
run a proxy contest on
March 18, 2013.
Stockholder Letter: 5/29/13	“. . . delivered recent positive financial results that demonstrate our strategy is working.”	Cherry picking of a random
snapshot in time where a
broader view is required to
judge the company’s
performance. The
company’s stock price has
declined nearly 53% from
March 21, 2011, the day
Michael Gross was
appointed CEO to June 1,
2012, and remained under
$6.00 per share until after
March 18, 2013.
Yucaipa Transaction	Press release: 10/15/09	“We view this investment,
which was done after
substantial due diligence, as
a vote of confidence in both
our business and our long-
term growth prospects. The
investment, along with the
company’s other
restructuring efforts, will
further strengthen our
balance sheet.”

“We appreciate the support
of our new partner Yucaipa
for providing us the
flexibility to repay the
capital as and when most
beneficial for Morgans.
These additional dollars and
friendly terms should help
us see the company through
the remainder of the
economic downturn and
allow us to position
Morgans to capitalize on the
ultimate recovery.”

Morgans’ May 29, 2013
letter highlights the dangers
of the balance sheet, yet this
board is solely responsible
for its construction. Today,
the company is singing a
very different tune, trying to
scare stockholders into
believing that its balance
sheet is so inflexible and
toxic that the company
cannot risk a change in
leadership at this crucial
time.

Topic	Date	Words	Facts
Stockholder Letter: 5/29/13	“A special transaction committee of your Board explored alternatives and negotiated with Yucaipa for over 15 months to reach an agreement to address these issues.”	This is not true, based on
the factual record. In his
ruling based on the evidence
presented, on May 14, 2013,
Vice Chancellor Laster
noted: “…the special
transaction committee’s
mandate was limited to
considering the potential
transaction involving
Yucaipa and not exploring
alternatives.”
“Asset Light” Strategy	Press release: 8/2/11	“We’re particularly pleased with the early success of the Mondrian SoHo, which we view as a reflection of our brands’ untapped growth potential.”	A year and half after the
statement regarding the
“early success” of the
Mondrian SoHo, a notice of
default was served
regarding the Mondrian
SoHo. Additionally,
Morgans is in jeopardy of
losing the related
management contract.[i]
Company has since written
down its investment to
zero.ii
	Stockholder Letter 5/29/13	“. . . successfully developed a robust pipeline of potential attractive new hotel management deals that we expect will dramatically grow the Company.”	The company is now in jeopardy of losing management contracts with current hotels including the Ames Hoteliii in Boston, the Mondrian SoHoiv, and the Shore Club in Miami.[v]
Governance	Investor presentation: 5/30/13, slide 40	“Committed to Strong Corporate Governance”	On May 14, 2013, Vice
Chancellor Laster noted
that, “I think there is a
reasonable probability of
[OTK’s] success on the
merits that the full board’s
attempt to move the meeting
date and reset the record
date was a breach of
fiduciary duty.”
Investor presentation: 5/30/13, slide 4	Accused OTK of trying to take “complete control of the company without a premium.”	This is both untrue and
ironic. It is the current board
that planned to deliver
control to Yucaipa without
receiving a premium.
Unlike Yucaipa, OTK will
not take advantage of fellow
shareholders by
participating in an unfair
insider transaction.

Stockholders should also consider the following:

•

The speed with which the company abandoned its original “critical” timeline for completing the rights offering associated with the Yucaipa insider transactions announced April 1, 2013. If Morgans truly faced the liquidity constraints it claimed, why then on April 9, 2013, project that the rights offering wouldn’t close for an additional several months? We know now that no such critical timeline of need existed.

•

Since 2006, seven assets acquired by or developed under the board’s watch have since been impaired, are in restructuring or have resulted in terminated management contracts. These “asset light” contracts were poorly-constructed and required the company to provide significant upfront non-refundable cash for what are easily-terminable management fees. As a result, revenues declined significantly and expenses decreased at a much slower pace, leading to negative cash flow and negative net income since 2006 and in each year that has followed. Today the company frequently touts the eight management contracts it has recently signed as evidence of successful execution of its asset-light model. The facts are, two of these contracts have increased costs associated with them, including the Hudson London, which has a $17.6 million cash flow guarantee which, at the option of the hotel owner, can be monetized to $9.6 million upon opening; and the Delano Moscow, which requires $10 million in key money contributions to the hotel owner and cash flow guarantees for the first four years. On what grounds does a board ask for meaningful new capital when it has such a severe track-record of impairment? .

•

The company never directly offered OTK the opportunity to participate in the rights offering on the same terms as Yucaipa. The suggestion that OTK would want to participate in a transaction that advantageous a stockholder over others is a gross misunderstanding of our concerns. Furthermore, we believe that the company’s failure to disclose the existence of a $7.50 per share offer when it announced the rights offering, yet continued to finalize an insider transaction giving a fellow director the exclusive right to purchase up to 32% of the company’s equity at a 20% discount to that offer price, demonstrates the board’s failure to exercise its fiduciary duties.

THE COMPANY HAS SEVERELY UNDERPERFORMED

Morgans claims that it is executing on its strategy and that performance is improving. In reality the company has failed to actually execute on an “asset light” strategy and what should have been corresponding cost reductions. As a result, over a one, three, and five year period, the company has underperformed its peers and broader hotel industry.

Notably, in the company’s May 29th investor letter and May 30th presentation, there is not a single comparison of financial performance to its peers, benchmark indices or the broader hotel industry — critical information for stockholders. Why doesn’t Morgans include such typical benchmarks? Because such comparisons are highly inconvenient and would only highlight Morgan’s gross underperformance while its lodging industry peers have fully recovered from the recession. We refer you to our investor presentation filed on May 28 2013, for a more detailed analysis, available here: http://1.usa.gov/13fm5L1.

Below are the relevant facts pertaining to Morgans’ financial performance:

•	Morgans has underperformed every other stock within its peer group since the company’s IPO and is the only stock that has not recovered from the recession;
•

In the five years prior to OTK’s announcement of its intention to run a proxy contest on March 18, 2013, the company’s five-year stock performance was in the bottom 20% of companies in the Nasdaq composite index, and Morgans’ share price plummeted by over 63%, while the S&P 500 Hotels, Resorts & Cruise Lines Index, Morgans’ self-selected reference index, generated total returns of over 41%.

•	Revenues have declined nearly 20% over the past two years;
•	Adjusted EBITDA margin, based on adjusted EBITDA as reported by the company, has fallen 64.6% from 34.1% to 12.1% over that time;
•

Systemwide comparable RevPAR for the full year 2012 was approximately 15% below the level reported back in December 31, 2007, while total company revenue is down almost 41% over the same five-year period.

MORGANS’ BALANCE SHEET ISSUES CANNOT BE ADDRESSED BY THE COMPANY’S

CURRENT PLAN OR BOARD

We agree that the company’s balance sheet, including debt maturities and payment obligations on the preferred stock, is the near term priority. But it is a mess of the company’s own making. Some of the current directors were on the board when the company went public in 2006, and we believe that the current lacks the capital markets experience to execute on fixing the balance sheet and fixing it quickly. Given the clear conflicts of interest in negotiating with a holder of the company’s fulcrum securities, we believe that this board should not be charged with addressing the company’s balance sheet needs.

Our slate, which has the necessary lodging and real estate experience, capital markets experience and hotel operating track record, has a plan to reposition the company as a leading public boutique hotel platform. In fact, we chose our slate specifically because of their industry relationships and strong track record as proven operators in the real estate industry, and because they are partners with whom OTK has successfully worked before. There is a need for a unified board that can take quick and deliberate action in the best interests of all stockholders.

Our plan includes:

•	Immediately taking action to right-size G&A expenses by cutting excessive compensation packages and perks, and improving identified inefficiencies at corporate and at the property levels;
•	Properly testing the markets through a robust competitive auction process to ascertain fair market value for remaining assets;
•	Applying strict focus on ROIC and set thoughtful return hurdles, and making sure to secure “at risk” management contracts by working directly with lenders; and
•

Leveraging the deep industry relationships that our slate possesses to allow us to quickly and easily reach out to developers and landlords, domestically and in international gateway cities, who have a desire to pay Morgans for the use of their branded flags.

However, as long as Yucaipa owns or has the right to purchase, through the exercise of warrants, 875,000 shares of common stock, Yucaipa has the right to appoint one person to the board of directors. If OTK wins the proxy contest, it would honor this obligation to Yucaipa and increase the size of the board to accommodate appointing Yucaipa’s nominee, thereby eliminating any risk of a 400 basis points increase in interest on the preferred securities. This is both avoidable and logical.

THE DELAWARE COURT OF CHANCERY RULED THAT MORGANS’ BOARD’S ACTIONS MAY BE SELF-INTERESTED AND MAY HAVE BREACHED ITS FIDUCIARY DUTIES

The company doesn’t tell you that it delayed the Yucaipa insider transaction only after being challenged in the Delaware Court of Chancery. While we believe the current board has failed to provide the accountability and transparency that stockholders deserve, you need not take our word for it. We encourage you to read the Delaware Court of Chancery ruling. The court ruled against the company and prohibited the board from rescheduling the annual stockholder meeting and the record date. The court also found grounds to prohibit the company from completing the Yucaipa Transaction until either a full trial is held on its merits or the transaction is vetted by the Morgans board and its special committee at a properly noticed meeting.

The court ruling and the Vice Chancellor’s observations, based on the evidence presented, speak to the board’s apparent self-interest as well as the numerous affiliations to Yucaipa of almost all of the current directors:

•

“[T]he evidence leads to a reasonable probability of success on the claim that the directors acted for a purpose that was self-interested in terms of attempting to reset the meeting date and the record date to include the shares that would be taken down in the rights offering.”

•

“On April 9th, 2013, Morgans announced that it had voluntarily rescheduled the rights offering which would now close after the record date for the annual meeting. To my mind, this doesn’t change the taint. So if you act for a particular purpose, you have acted for the purpose. The fact that later you may think better of it or try to fix it, well, that obviously might work for your favor, but you don’t get to go back in time and change the reason you acted in the first place. It’s still true that you acted for the purpose that you acted at the time.”

•

“Both things [OTK’s proxy contest and the Yucaipa transaction] happened somewhat simultaneously. The board’s response, though, makes me think that, in part, the focus on the recapitalization transaction and the desire to get it done quickly was linked to the proxy contest.”

•

“…but there is evidence in the record that the size of the rights offering and its above-market price were designed to and would, in fact, have the practical effect of discouraging participation by existing minority stockholders and maximizing the probability that the rights offering would give Yucaipa a path to effective control of the company.”

•

“There is evidence in the record – and it would require a trial on the merits to ultimately make conclusions about this fact – but there is evidence in the record that the size of the rights offering and its above-market price were designed to and would, in fact, have the practical effect of discouraging participation by existing minority stockholders and maximizing the probability that the rights offering would give Yucaipa a path to effective control of the company.”

VOTE THE GOLD CARD TODAY!

Like you, OTK is a stockholder that is seeking to maximize value for all stockholders. As the company’s largest stockholder, we have both the most to gain and the most to lose. We urge you to focus on the facts and ignore the company’s desperate attempts and empty promises.

As we have stated before, our knowledgeable, experienced, and truly independent director nominees are committed to transparency, good corporate governance and running the company in a manner that is in the best interest of all stockholders. We urge you to vote your shares FOR our independent nominees on the enclosed GOLD proxy card.

We ask for your support in electing directors committed to stabilizing the company and maximizing its value.

If you have questions, we urge you to call our proxy solicitors, Okapi Partners LLC, toll-free at (877) 869-0171. You may also email questions to info@okapipartners.com

Sincerely,

/s/ OTK Associates, LLC

OTK Associates, LLC

Information relating to the above-named participants in this proxy solicitation is filed herewith as Exhibit 1.

STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FILED BY OTK ASSOCIATES, LLC ON MAY 22, 2013 AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY OTK ASSOCIATES, LLC AND ITS AFFILIATES FROM THE STOCKHOLDERS OF MORGANS HOTEL GROUP CO. FOR USE AT THE 2013 ANNUAL MEETING OF MORGANS HOTEL GROUP CO. BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH MATERIALS ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS, TOLL FREE AT (877) 869-0171, OR BY EMAIL TO INFO@OKAPIPARTNERS.COM. SUCH MATERIALS ARE ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION AND ARE BEING DISSEMINATED TO STOCKHOLDERS BEGINNING MAY 22, 2013.

i The mortgage loan on the Mondrian SoHo property matured in November 2012, and the mortgage lender served the joint venture with a notice of event of default stating that the $196.0 million nonrecourse mortgage financing on the property was not repaid when it matured. In January 2013, the lender initiated foreclosure proceedings seeking, among other things, the ability to sell the property free and clear of our management agreement. In February 2013, the owner of Mondrian SoHo, a joint venture in which Morgans Group owns a 20% equity interest, gave notice purporting to terminate our subsidiary as manager of the hotel. It also filed a lawsuit against us seeking termination of the management agreement. We intend to vigorously defend our rights to continue managing the property under our management agreement and related agreements, but we cannot assure you that we will be successful. (2012 10-K)

ii In June 2010, based on the decline in market conditions following the inception of the joint venture and the need for additional funding to complete the hotel, the Company wrote down its investment in Mondrian SoHo to zero and recorded an impairment charge of $10.7 million through equity in loss of unconsolidated joint ventures for the year ended December 31, 2010 (10-Q for Quarter 1)

iii On April 26, 2013, the joint venture closed on a new loan agreement with the mortgage lenders that provides for a reduction of the mortgage debt and an extension of maturity in return for a cash paydown. The Company did not contribute to the cash paydown and instead entered into an agreement with its joint venture partner pursuant to which, among other things, (1) the Company assigned its equity interests in the joint venture to its joint venture partner, (2) the Company agreed to give its joint venture partner the right to terminate its management agreement upon 60 days prior notice in return for a $1.8 million termination fee, and (3) a creditworthy affiliate of the Company’s joint venture partner has assumed all or a portion of the Company’s potential liability with respect to historic tax credit guaranties, with the Company’s liability for any tax credit guaranties capped, in any event, at $3.0 million in the aggregate. The Company is currently discussing with its joint venture partner various opportunities for it to continue to contribute to the success of Ames within its system of hotels. However, there can be no assurances as to the Company’s future relationship with Ames. 10-Q for Quarter ended March 31, 2013

iv On March 11, 2013 the Company moved to dismiss the lender’s complaint on the grounds that, among other things, the Company’s management agreement is not terminable upon a foreclosure. On April 2, 2013, the lender opposed the Company’s motion to dismiss and moved for summary judgment. Both motions are currently pending. The Company intends to vigorously defend its rights, including to continue managing the property under its management agreement and related agreements. However, it is not possible to predict the outcome of the lawsuit. 10-Q for Quarter ended March 31, 2013

v Sampson, Hannah. “Foreclosure, finally, for the Shore Club in South Beach.” The Miami Herald 17 May 2013

EXHIBIT 1

Direct and indirect interests of participants in the solicitation.

Participant	Securities of Morgans Hotel Group Co. beneficially owned	Other Interests
OTK Associates, LLC	4,500,000 common shares
John Dougherty	None
Jason Taubman Kalisman	None	Mr. Kalisman is currently a director of Morgans Hotel Group Co.
Mahmood Khimji	None
Jonathan Langer	None
Andrea Olshan	None
Michael Olshan Robert S. Taubman	4,500,000 common shares* 4,500,000 common shares*
Parag Vora	None

*Mr. Olshan and Mr. Taubman are managers of OTK Associates, LLC. Any actions taken by OTK Associates, LLC are taken by, or with the written consent of, Mr. Olshan and Mr. Taubman. As a result, Mr. Olshan and Mr. Taubman may be deemed to share voting and investment power over the common shares of Morgans Hotel Group Co. beneficially owned by OTK Associates LLC.